Exhibit 99.1

Gaiam Announces First Quarter 2011 Results

Operations generate $3.2 million in cash

Boulder, CO, May 9, 2011 — Gaiam, Inc. (NASDAQ: GAIA), a lifestyle media company, announced today results for its first quarter ended March 31, 2011. Gaiam will host a conference call today, May 9, 2011, at 2:30 p.m. MDT (4:30 p.m. EDT) to review the results.

Dial-in No.:	(800) 619-0355 (domestic) or (212) 547-0278 (international)
Passcode:	GAIAM

Net revenue for the first quarter ended March 31, 2011 decreased $7.4 million to $54.8 million from $62.2 million recorded in the same quarter last year. The decrease in net revenue was primarily attributable to a $7.7 million sales decline resulting from the Company’s previously disclosed plans to lower direct response television advertising spend, as well as unusually low in-stock levels at the Company’s largest retail customer as a result of the retailer’s replenishment delays and reduced sales to Borders resulting from its reorganization. These were partially offset by positive comparables in the Company’s catalog and internet businesses and solar segment.

Gross profit decreased to $25.9 million, or 47.2% of net revenue, for the first quarter of 2011, from $32.2 million, or 51.8% of net revenue, during the comparable quarter last year. The change in gross margin primarily resulted from decreased revenues in the higher margin direct response television business and increased revenues in the lower margin solar segment. Excluding the solar segment, gross profit as a percentage of net revenue was 55.7% during the first quarter of 2011.

Selling and operating expenses decreased to $24.4 million, or 44.5% of net revenue, during the first quarter of 2011, from $29.8 million, or 47.9% of net revenue, during the same quarter last year. The 340 basis point improvement was primarily the result of reduced advertising spend for the direct response television business, partially offset by additional costs to develop GaiamTV and digital delivery strategies.

Corporate, general and administration expenses remained consistent at $3.0 million during the first quarters of 2011and 2010.

Operating loss for the first quarter of 2011 was $1.6 million compared to $0.6 million during the same quarter of last year. The net loss was $1.0 million, or $0.04 per share, during the quarter, compared to $0.3 million, or $0.01 per share, during the same quarter last year.

During the first quarter, the Company generated cash from operations of $3.2 million. At the end of the quarter the Company had $31.1 million in cash, up from $28.8 million at the beginning of the quarter, and no debt.

“During the first quarter of 2011, we achieved several of our stated goals. Our catalog and internet businesses compared positively with the first quarter of last year, we continue to expand our digital distribution network with companies like iTunes, Hulu, Joost, and RoxioNow, and we optimized media spend in our direct response television business to produce better operating results in our direct to consumer segment,” said Lynn Powers, CEO. “However, our trade business under performed in terms of both revenue and profitability during the quarter due to low in-stock levels at our largest retail customer and the Borders reorganization. We have been working closely with our retail partner to correct the low in-stock issue and began to see improvements in mid-April.”

“We are pleased with our $3.2 million of cash generated from operations during the quarter,” said Jirka Rysavy, Chairman. “The traction we are gaining in the growing digital market, driven by our digital delivery platform and wide digital rights ownership, should help us during the latter half of 2011 to improve our net income for the year.”

A replay of the call will begin approximately one hour after the end of the call and will continue until 11:59 p.m. MDT on May 16, 2011.

Replay number:	(203) 369-0908 or (866) 428-3807
Passcode:	GAIAM

About GAIAM

Gaiam, Inc. (NASDAQ: GAIA) is a leading producer and marketer of lifestyle media and fitness accessories. With a wide distribution network that consists of retail doors, store within stores, a digital distribution platform and 10 million direct customers, Gaiam is dedicated to providing solutions for the many facets of healthy and eco-conscious living. The Company dominates the health and wellness category and releases non-theatrical programming focused on family entertainment and conscious media. In addition, Gaiam has exclusive licensing agreements with Discovery Communications and other licensing partners. For more information about Gaiam, please visit www.gaiam.com or call 1.800.869.3603.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Gaiam believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Gaiam’s filings with the Securities and Exchange Commission. Gaiam assumes no duty to update any forward-looking statements.

Contacts:	Stephen J. Thomas	John Mills
	Chief Financial Officer and Investor Relations	Senior Managing Director, ICR
	303-222-3782	310-954-1105
	Steve.thomas@gaiam.com	jmills@icrinc.com

GAIAM, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Three Months Ended
	March 31, 2011		March 31, 2010
Net revenue	$54,812	100.0%	$62,183	100.0%
Cost of goods sold	28,952	52.8%	29,971	48.2%

Gross profit	25,860	47.2%	32,212	51.8%

Selling and operating	24,383	44.5%	29,784	47.9%
Corporate, general and administration	3,032	5.5%	2,991	4.8%

Loss from operations	(1,555)	-2.8%	(563)	-0.9%

Interest and other income	46	0.1%	67	0.1%

Loss before income taxes	(1,509)	-2.7%	(496)	-0.8%
Income tax benefit	(568)	-1.0%	(177)	-0.3%

Net loss	(941)	-1.7%	(319)	-0.5%

Net (income) loss attributable to the noncontrolling interest	(59)	-0.1%	69	0.1%

Net loss attributable to Gaiam, Inc.	$(1,000)	-1.8%	$(250)	-0.4%

Weighted-average shares outstanding:
Basic	23,301		23,140
Diluted	23,301		23,140

Net loss per share attributable to Gaiam, Inc. common shareholders:
Basic	$(0.04)		$(0.01)
Diluted	$(0.04)		$(0.01)

GAIAM, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	March 31,	December 31,
	2011	2010
Assets
Current assets:
Cash	$31,085	$28,773
Accounts receivable, net	35,554	50,322
Inventory, net	30,133	33,218
Deferred advertising costs	2,797	2,341
Receivable and deferred tax assets	7,138	8,803
Note receivable and other current assets	10,987	10,220

Total current assets	117,694	133,677

Property and equipment, net	27,699	27,861
Media library, net	15,413	15,596
Deferred tax assets	5,911	3,509
Goodwill	25,861	25,861
Other intangibles, net	747	813
Other assets	462	480

Total assets	$193,787	$207,797

Liabilities and Equity
Current liabilities:
Accounts payable	$17,190	$27,837
Accrued liabilities	8,014	10,834

Total current liabilities	25,204	38,671
Total equity	168,583	169,126

Total liabilities and equity	$193,787	$207,797